Exhibit 99.1

Gaming Partners International Corporation Reports Financial Results for the First Quarter of 2014

Las Vegas, NV (PR Newswire) (May 13, 2014) — Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced financial results for the first quarter ended March 31, 2014.

During the first quarter ended March 31, 2014, the Company posted a net loss of $1.1 million, or $0.14 per basic and diluted share, compared to net income of $0.5 million, or $0.07 per basic and diluted share, for the first quarter of 2013.The decrease in net income was due to a decrease in sales of our currency products which caused fixed manufacturing costs to be allocated over lower production volumes.

During the first quarter of 2014, the Company had revenues of $10.6 million, compared to revenues of $14.8 million in the first quarter of 2013. The primary reason for the decrease in revenues was due to a reduction in worldwide casino currency sales in 2014 compared to 2013, caused by the lack of openings/ expansions in 2014.

“Our quarterly results were negatively impacted by the lack of casino openings,” commented Greg Gronau, GPIC President and Chief Executive Officer. “Although there is potential for significant expansions in the second half of 2014, most of the major casino developments will take place in 2015 and beyond.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®, GPIC provides casino currency such as chips, plaques and jetons; gaming furniture and table accessories; table layouts; playing cards; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino currency and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey, Gulfport, Mississippi and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains "forward-looking statements" based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to future share repurchases; new products; anticipated future sales or the timing thereof; fulfillment of product orders; the long-term growth and prospects of our business or any jurisdiction in which we operate; and the long term potential of the RFID casino currency solutions market and our ability to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2013, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information please contact:

Michael D. Mann, Chief Financial Officer, Treasurer and Secretary

+1.702.384.2425

investorrelations@gpigaming.com

GAMING PARTNERS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share amounts)

	March 31,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$13,813	$14,492
Marketable securities	5,855	5,724
Accounts receivable, net	5,540	5,905
Inventories	7,406	7,407
Prepaid expenses	828	965
Deferred income tax asset	623	628
Other current assets	4,375	3,054
Total current assets	38,440	38,175
Property and equipment, net	10,478	10,996
Intangibles, net	954	985
Deferred income tax asset	3,216	3,643
Inventories, non-current	175	175
Other assets	1,435	1,475
Total assets	$54,698	$55,449

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,045	$2,291
Accrued liabilities	2,899	2,918
Customer deposits and deferred revenue	1,272	646
Income taxes payable	238	251
Total current liabilities	6,454	6,106
Deferred income tax liability	1,870	1,870
Total liabilities	8,324	7,976
Commitments and contingencies - see Note 8
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value, none issued and outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value,8,207,077 and 7,916,094 issued and outstanding, respectively	82	82
Additional paid-in capital	19,823	19,771
Treasury stock at cost: 290,983 shares	(2,262)	(2,262
Retained earnings	27,074	28,205
Accumulated other comprehensive income	1,657	1,677
Total stockholders' equity	46,374	47,473
Total liabilities and stockholders' equity	$54,698	$55,449

GAMING PARTNERS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013
Revenues	$10,559	$14,768
Cost of revenues	7,800	10,488
Gross profit	2,759	4,280

Marketing and sales	1,303	1,505
General and administrative	2,068	2,099
Research and development	437	533
Operating (loss) income	(1,049)	143
Other income and (expense), net	55	79
(Loss) income before income taxes	(994)	222
Income tax provision (benefit)	137	(311)
Net (loss) income	$(1,131)	$533

Earnings per share:
Basic	$(0.14)	$0.07
Diluted	$(0.14)	$0.07
Weighted-average shares of common stock outstanding:
Basic	7,916	7,986
Diluted	7,916	8,055